Exhibit 10.13

Monolithic System Technology, Inc.

755 N. Matilda Avenue

Suite 100

Sunnyvale, California  94085

July 18, 2005

Mr. Chester J. Silvestri

[ADDRESS]

Dear Chet:

Monolithic System Technology, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer.  This offer letter generally sets forth the terms and conditions of the Company’s offer of employment.  This offer letter is intended to be a binding agreement, and if the terms contained in this offer letter are acceptable to you, please acknowledge your acceptance by signing in the signature block, below.  The Company’s offer of employment is conditioned upon: (1) your presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the I-9 form required by law within three business days of the commencement of your employment with the Company; (2) your consent to, and satisfactory completion of, a background check; (3) your completion of the Company’s standard Directors and Officers Questionnaire and the Company’s satisfactory review of your responses; and (4) ratification of this offer by the Company’s board of directors (the “Board”).

As Chief Executive Officer, you will report directly to the Board.  You agree to perform the duties set forth in this letter, as well as any other reasonable duties determined by the Board.  Our mutual expectations regarding the primary duties of this position are as follows: (1) all duties, authorities and responsibilities customary for a chief executive officer of a public company, including executive responsibility for developing strategic direction and all operational activities of the Company, (2) ultimate management responsibility for all employees of the Company, and (3) preparation and submission of an operating plan to the Board on a quarterly basis, which shall serve to provide the scope of operational authority.  Upon your commencement of employment as Chief Executive Officer you will also be appointed to the Board.

Your starting salary will be $11,458 bi-monthly ($275,000 on an annualized basis).  Your base salary will be paid in accordance with the Company’s normal payroll procedures and will be subject to applicable withholding required by law.  You will be eligible to receive a discretionary bonus based on the performance of the Company compared to performance objectives, to be determined by the Board in its sole discretion.  You also will be eligible to participate in the Company’s Executive Bonus Plan, with an annual bonus equal to up to 50% of your base salary upon achievement of stated objectives, as determined by the Board of Directors in its sole discretion.

In addition, you will be granted options to purchase 750,000 shares of the Company’s common stock (the “Option”) under the Company’s Amended and Restated 2000 Stock Option and Equity Incentive Plan, subject to approval by the Compensation Committee of the Board and your execution of the Company’s standard form of Stock Option Agreement.  We intend that the Option will be granted at the first meeting of the Board, or its Compensation Committee, following your first day of employment, with an exercise price equal to the closing price of a share of common stock on the Nasdaq National Market on that date.  The Option will have a four-year vesting schedule, such that 25% of the total number of shares subject to the Option will vest on the first anniversary of your employment with the Company and 1/48 of the shares subject to the Option will vest at the end of each successive calendar month thereafter, subject in all events to your continued service with the Company.

Upon the commencement of your employment, the Company will enter into a Change-in-Control Agreement with you, a copy of which is attached for your reference.

You also will be eligible to participate in the Company’s employee benefit plans, including our standard major medical, dental, life, short and long term disability, vision insurance benefits, our flexible benefit plan, paid holidays, personal time off (PTO) and the Company’s 401(k) plan.  You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration as provided in the Mutual Agreement to Arbitrate, a copy of which is attached for your reference.  You agree to execute and deliver the Mutual Agreement to Arbitrate and the Company’s standard form of Employment Confidential Information and Invention Assignment Agreement (“Proprietary Rights Agreement”) in connection with your acceptance of this offer letter.

To indicate your acceptance of the Company’s offer, please sign and date this letter agreement in the space provided below and return it to me.  This offer will expire on Friday, July 22, 2005 at 5:00 p.m.

This letter agreement, along with the Stock Option Agreement, Change-in-Control Agreement, Mutual Agreement to Arbitrate and Proprietary Rights Agreement between you and the Company, together with the Company’s standard employment policies and procedures in effect from time to time constitute the entire terms of your employment with the Company and supersede all prior representations or agreements, whether written or oral.  This letter agreement is to be governed by California law.  To the extent that any of the terms of this offer letter agreement or any of the foregoing agreements conflict with the Company’s standard employment policies and procedures in effect from time to time, the former shall govern.  This letter may not be modified or amended except by a written agreement signed by the Chairman of the Compensation Committee of the Board and by you.

If you have any questions, please feel free to call Mark Voll, at 408-731-1800, or Jim Kupec, at 408-205-7199.  We look forward to your favorable reply and to a productive and exciting working relationship.

Sincerely,

Mark Voll	Jim Kupec
Chief Financial Officer and Interim	Chairman, Compensation Committee
Chief Executive Officer

ACCEPTED AND AGREED:
July 21, 2005.

Chester Silvestri

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between Monolithic System Technology, Inc. (“the Company”) and me during or following my employment with the Company, and that those differences may or may not be related to my employment.  I understand and agree that by entering into this Mutual Agreement to Arbitrate Claims (“Agreement”), I anticipate gaining the benefits of a speedy, impartial, final and binding dispute-resolution procedure.  The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.  I understand and agree that the Company is engaged in transactions involving interstate commerce.  Except as provided in this Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement.  To the extent that the Federal Arbitration Act is inapplicable, or held not to require arbitration of a particular claim or claims, state law pertaining to agreements to arbitrate shall apply.

The Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present or future, whether or not arising out of my employment (or its termination), that the Company may have against me or that I may have against any of the following (1) the Company, (2) its officers, directors, employees or agents in their capacity as such or otherwise, (3) the Company’s parent, subsidiary and affiliated entities, (4) the Company’s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents, and/or (5) all successors and assigns of any of them.

Claims Not Covered by the Agreement

Claims for workers’ compensation or unemployment compensation benefits are not covered by this Agreement.  Also not covered are claims by the Company or by me for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law.  Such resort to temporary equitable relief shall be pending and in aid of arbitration only, and in such cases the trial on the merits of the action will occur in front of, and will be decided by, the Arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

Arbitration Procedures

The arbitration will be held under the auspices of a sponsoring organization, either the American Arbitration Association (“AAA”) or Judicial Arbitration & Mediation Services (“J·A·M·S”), with the designation of the sponsoring organization to be made by the party who did not initiate the claim.  The Company and I agree that, except as provided in this Agreement, the arbitration shall be in accordance with the sponsoring organization’s then-current employment arbitration rules/procedures.

Judicial Review

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and/or to appeal an arbitration award.

Sole and Entire Agreement

This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan).  This Agreement supersedes any prior or contemporaneous oral or written understandings on the subject.  No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.  This Agreement to arbitrate shall survive the termination of my employment and the expiration of any benefit plan.

Construction

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.  All other provisions shall remain in full force and effect.

Voluntary Agreement

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.   I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Employee initials:

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

Employee (Chester J. Silversti):	Monolithic System Technology, Inc.

Signature of Chester J. Silversti	Signature of Authorized Monolithic System Technology, Inc. Representative

Chester J. Silversti	Title of Representative

Date	Date